MC ALPIN & HENSON
                                 Attorney at Law

                        Eleven Piedmont Center, Suite 404
                            3495 Piedmont Road, N.E.
                             Atlanta, Georgia 30305
                                                             404-239-0774
                            Telecopier: 404-239-0776

September 27, 1991

Mr. John J. Rogers
Senior Vice President
First Federal Savings Bank
    of Brunswick
777 Gloucester Street
P.O. Box 1877
Brunswick, Georgia   31521-1877

RE:    First Federal Savings Bank of Brunswick v. C&S/ Sorvan and NCNB

Dear John:

This letter will outline and formalize our presentation of First Federal Savings of Brunswick. We genuinely appreciate the opportunity to work with you, and we will vigorously represent the interests of First Federal in all matters entrusted to us.

We propose that our fees will be charged to you at the hourly rate of $175.00 per hour for Kirk McAlpin and for me. We agree to hold this rate constant for the duration of the litigation.

We believe this hourly rate is below the market rate for complex commercial litigation in this area. Kirk and I are committed to giving this matter our primary attention, and one or both of us will attend all depositions and hearings. Whenever it makes sense, we will utilize associates, contract lawyers, law students, and paralegals at lower hourly rates to reduce your costs.

We further propose a contingency or incentive in addition to the hourly rate in the amount of 10% of any recovery in excess of $5 million up to $15 million, 15% of any recovery in excess of $15 million up to $25 million, and 20% of any recovery in excess to $25 million. These percentages are based upon a recovery that allows your shareholders to retain their shares. These percentages are also based on the gross value of the recovery received from any or all defendants whether obtained through litigation or settlement. The percentage do not apply to and shall not include any recovery of expenses pursuant to Section 11.1 (b) of the Agreement.

After January 1, 1992, these percentages shall also apply to a settlement that involves the sale or exchange of First Federal stock. These percentages and corresponding recovery ranges will be applied to the gross value of the recovery in excess of the value

Mr. John J. Rogers
September 27, 1991
Page 2


of First Federal stock determined by the Per Share Purchase Price (PSPP) according to Section 1.41 of the Agreement. Again, the percentages do not apply and shall not include any recovery of expenses pursuant to Section 11.1 (b) of the Agreement.

For example, if we get $30 per share in a settlement that involves the sale or exchange of First Federal stock when the PSPP is $20, the contingency would be $1 million. There are 1.5 million shares, and the settlement value is $10 more per share than the PSPP or $15 million. The contingency does not apply to the first $5 million, and is 10% of the $10 million between $5 million and $15 million.

You have asked for an estimate of the hourly fees. Lawyers are afraid of estimates because we are so often wrong; there are simply too many variables, and every case is different. Our best estimate, though it is that the case be tried to a verdict within 36 months from filing, and the total hourly fees over this time period should be approximately $500,000. We hope that this is a generous estimate, and we will make every effort to deliver our services as economically as possible. On the key issue of termination, if we lose on that point, we should know that long before this kind of money has been spent.

All out- of -pocket expenses and costs such as filing fees, long distance telephone charges, parking, computerized research time (Westlaw or Lexis), reproduction costs and the like will be billed in addition to the hourly amount. We will not bill you for travel costs, mileage, meals or accomodations for travel to Brunswick. For travel to other places, if any, we will bill you our actual costs. Time spent traveling will be billed only if we are actually working on the case while traveling.

For court reporters and other outside servcies, it is our practice for the client to be directly responsible to the vendors or

Mr. John J. Rogers
September 27, 1991
Page 3


on your behalf to retain these services when we believe they are necessary to fully present your case. We will forward all invoices for such servcies to you upon our receipt. If for some reason, this firm pays the outside expense, these expenes will be included in our monthly statement to you.

For expert witnesses, consultants, and associate law firms, if any, we will consult with you before retaining their services. We will request that these providers bill you directly for their services with copies to us so that we may review them for you.

It is our practice to send statements to you each month. Our statements are due upon receipt; prompt payment is important to our ability to deliver services efficiently. If payment is not received within thirty days of the date of the statement, a service charge of one and one-half percent per month will be charged on the unpaid balance. Additionally, if any statement is unpaid after forty five days of the statement date, this firm is authorized to cease further work until full payment is received.

If you have any questions whatever about this letter or the terms of our representation, please call me so that we can reslove any uncertainties. If the terms of our proposal and this letter are acceptable, please sign and date this letter and return it to me.

Very truly yours,

McALPIN & HENSON


/s/ Carlton M. Henson
Carlotn M. Henson


CHM:jas
Enclosure\
reogers1.ltr-87.000

Acknowledged and agreed to this 10th day of October, 1991.

FIRST FEDERAL SAVINGS BANK              ATTEST:
 OF BRUNSWICK

By: John J. Rogers                      Robert B. Sams
   ----------------------               ----------------------------
                                        Secretary
Title: Senior V.P.
      -------------------

                                        (CORPORATE SEAL)


Acknowledged and agreed to this 21st day of December 1992, by execution below First Federal Savings Bank of Brunswick reaffirms and re-executes the representation agreement with McAlphin and Henson.

                                   /s/ Ben T. Slade, III
                                   ------------------------------------
                                   Ben T. Slade, III, President